SHAREHOLDER MEETINGS

In November 2002, the Board of Trustees adopted several amendments to the Fund's by-laws, including provisions relating to the calling of a special meeting and requiring advance notice of shareholder proposals or nominees for Trustee. The advance notice provisions in the by-laws require shareholders to notify the Fund in writing of any proposal that they intend to present at an annual meeting of share- holders, including any nominations for Trustee, between 90 and 120 days prior to the first anniversary of the mailing date of the notice from the prior year's annual meeting of shareholders. The notification must be in the form prescribed by the by-laws. The advance notice provisions provide the Fund and its Trustees with the opportunity to thoughtfully consider and address the matters proposed before the Fund prepares and mails its proxy statement to shareholders. Other amendments set forth the procedures that must be followed in order for a shareholder to call a special meeting of shareholders. Please contac t the Secretary of the Fund additional information about the advance notice requirements or the other amendments to the by-laws.


On March 20, 2003, the Annual Meeting of the Fund was held to elect four Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.


Proxies covering 14,343,052 common shares of beneficial interest were voted at the meeting. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:


WITHHELD
FOR AUTHORITY
Maureen Ford Goldfarb 14,176,535   166,517
Charles L. Ladner 14,122,075  220,977
John A. Moore 14,176,535  166,517


Proxies covering 741 DARTS were voted at the meeting. The preferred shareholders elected Ronald Dion to serve until his successor is duly elected and qualified, with the votes tabulated as follows: 741 FOR and 0 WITHHELD AUTHORITY.


The common shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditor for the fiscal year ending September 30, 2003, with votes tabulated as follows: 14,174,391 FOR, 94,861 AGAINST and 73,800 ABSTAINING.